                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MASTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                              MASTECH CORPORATION
                                1004 MCKEE ROAD
                          OAKDALE, PENNSYLVANIA 15071

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 9, 1997
                               ----------------

  The Annual Meeting of Shareholders of Mastech Corporation will be held at the company's Corporate Offices at 1004 McKee Road, Oakdale, Pennsylvania on Monday, June 9, 1997, at 11:00 a.m., to consider and act upon the following matters:

  1. The election of two (2) persons to the Board of Directors; and

  2. Such other matters as may properly come before the meeting.

  The Board of Directors has established the close of business on Friday, April 11, 1997, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                              By Order of the Board of
                                              Directors

                                              /s/ Michael J. Zugay
                                              Michael J. Zugay, Secretary

May 1, 1997

                              MASTECH CORPORATION
                                1004 MCKEE ROAD
                          OAKDALE, PENNSYLVANIA 15071

                               ----------------

                      PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                          TO BE HELD ON JUNE 9, 1997

                               ----------------

  This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the "Common Stock"), of Mastech Corporation, a Pennsylvania corporation, in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") scheduled to be held on Monday, June 9, 1997 at 11:00 a.m., at the Company's Corporate Offices at 1004 McKee Road, Oakdale, Pennsylvania, or at any adjournment thereof. This Proxy Statement is being mailed to shareholders on or about May 1, 1997. As used in this Proxy Statement, the terms "Mastech" and "the Company" refer to Mastech Corporation (or its predecessor) and its subsidiaries, unless the context otherwise requires.

  Only holders of record of the Common Stock as of the close of business on April 11, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, there were 21,654,950 shares of Common Stock outstanding. The Company completed the initial public offering of its Common Stock on December 20, 1996 ("the IPO").

  All shares of Common Stock represented by valid proxies received by the Secretary of the Company at or prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and each of the matters submitted by the Board of Directors for vote by the shareholders. Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (though no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

                             ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide that the number of directors constituting the entire Board shall be five (5). The Company's Board of Directors is divided into three (3) classes, each as nearly equal in number as possible, with one class being elected each year for a term of three (3) years as follows: two (2) Class A directors whose terms expire in 1997; two (2) Class B directors whose terms expire in 1998; and one (1) Class C director whose term expires in 1999. Therefore, two (2) directors are being elected to Class A at the Annual Meeting for three-year terms expiring in the year 2000.


  The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of Michel Berty and J. Gordon Garrett, nominees of the Board of Directors, each of whom presently serves as a director of the Company.

  The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

  The section captioned "Board of Directors and Nominees" sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTOR.

                                VOTES REQUIRED

  The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding is required to constitute a quorum for the transaction of business at the Annual Meeting.

  The holders of Common Stock have one vote for each share held by them as of the Record Date. In the election of directors, the duly nominated candidates receiving the highest number of votes will be elected as directors.

  Under Pennsylvania law and the Company's Bylaws, abstentions and broker non-votes (shares held of record by a broker which are present at the meeting by proxy, but which the broker does not have authority to vote with respect to the matter in question) will have no effect on the vote on any matter to come before the meeting.

                        BOARD OF DIRECTORS AND NOMINEES

Nominees for Director in Class A for Terms to Expire in 2000

  Michel Berty, 57, was elected as a director of the Company effective immediately after the IPO on December 16, 1996. He currently serves as the consultant to the President of Directoire for Cap Gemini Sogeti Group (CGS), (computer services and consulting company), and as a U.S. representative for P.A.C., (a foreign marketing and consulting company). Mr. Berty served in various executive and management positions with CGS from 1972 through March 1997, most recently, from 1992 through March 1997, as Chief Executive Officer and President of the American subsidiary of CGS. Mr. Berty also serves as a member of the Board of Directors of Computron Software, Inc. (designer, developer and marketer of work flow and work management software), INTERSOLV (developer, marketer and supporter of client/server software tools), Sapiens International (developer of applications software), and ZMAX (a telemarketer).

  J. Gordon Garrett, 57, was elected as a director of the Company effective immediately after the IPO on December 16, 1996. He is currently Chief Executive Officer of Ricoh Canada (manufacturer and marketer of officer machines, cameras and electronic equipment), formerly Gestetner North America, a position he has held since 1995. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation (computer systems designer and consultant). He also held the position of President of Gestetner USA from 1989 to 1991. Mr. Garrett serves as a member of the Board of Directors of ISM (a wholly-owned subsidiary of IBM) and NULOGIX Technical Services, Inc. (a majority-owned subsidiary of IBM).

Directors in Class B Whose Terms Expire in 1998

  Ashok Trivedi, 48, has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation.

  Ed Yourdon, 53, was elected as a director of the Company effective immediately after the IPO on December 16, 1996. Mr. Yourdon has served as a consultant to the information technology industry for the past five years, most currently as a principal of NODRUOY, Inc. a New York corporation which provides software engineering, consulting and training services focusing on the Internet, business re-engineering, object technology and the design of Intranet/Internet software applications. Mr. Yourdon has also authored 200 technical articles and 22 books, and he currently serves as the editor of three software journals that analyze software technology trends and products in the United States and several other countries throughout the world.

Director in Class C Whose Term Expires in 1999

  Sunil Wadhwani, 44, has served as Co-Chairman and Chief Executive Officer of the Company since October 1996, and as a director since 1986. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. From 1981 to 1986, Mr. Wadhwani served as President of Uro-Valve, Inc., a start-up manufacturer of specialized medical devices that he founded in 1981. Prior to 1981, Mr. Wadhwani worked as a management consultant assisting companies in strategic planning, operations, marketing and sales.

  Prior to the IPO, the Board of Directors consisted solely of Messrs. Wadhwani and Trivedi and took formal Board action primarily by unanimous written consent. Messrs. Yourdon, Garrett and Berty were first elected to the Board immediately after the IPO on December 16, 1996, and there were no Board meetings during the remainder of 1996. The Company does not have a standing nominating committee.

                           CERTAIN BOARD COMMITTEES

AUDIT COMMITTEE

  The Board has an Audit Committee comprised of Messrs. Garrett, Berty and Wadhwani, a majority of whom are independent directors. The Audit Committee's duties include recommending to the Board of Directors the firm of independent accountants to audit the Company's financial statements, reviewing the scope and results of the independent auditors' activities and the fees proposed and charged therefore, reviewing the adequacy of internal controls and reviewing the scope and results of internal audit activities, and reporting the results of the committee's activities to the full Board. The Audit Committee did not meet during fiscal 1996.

COMPENSATION COMMITTEE

  The Board has a Compensation Committee, consisting of Messrs. Garrett, Berty and Trivedi, a majority of whom are independent directors. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee did not meet during fiscal 1996.

EXECUTIVE COMMITTEE

  The Board has an Executive Committee, consisting of Messrs. Wadhwani and Trivedi, which exercises the full power of the Board of Directors between meetings of the Board, provided that the Executive Committee does not have power or authority to (i) approve any fundamental change that requires shareholder approval, (ii) create or fill vacancies on the Board of Directors,
(iii) adopt, amend or repeal the bylaws, (iv) take any action with respect to the compensation of executive officers, (v) take any other action committed by resolution of the Board of Directors to another committee of the Board of Directors, (vi) authorize the issuance of any shares of the Company's stock, or (vii) authorize any distributions with respect to the Company's outstanding shares.

                            DIRECTORS' COMPENSATION

  Directors who are not executive officers of the Company are paid an annual retainer of $20,000, and all directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the Company's 1996 Stock Incentive Plan, each nonemployee director of the Company, appointed after the IPO, was automatically granted options to purchase 15,000 shares of Common Stock. The exercise price for options granted to nonemployee directors of the Company under the Stock Incentive Plan was equal to the fair market value of the underlying Common Stock on the date of grant. The options vest in annual installments equally over three years commencing December 16, 1997, and expire ten years after the date of grant, subject to earlier termination if the optionee ceases to serve as a director.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 11, 1997 of: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table under the caption "Executive Officers and Executive Compensation", below; and (iii) all directors and executive officers of the Company as a group. As of April 11, 1997, there were 21,654,950 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.

                                                        AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP
                                                     ---------------------------
                                                                   PERCENTAGE OF
                   NAME AND ADDRESS OF                 SHARES OF   COMMON STOCK
                    BENEFICIAL OWNER                 COMMON  STOCK  OUTSTANDING
                   -------------------               ------------- -------------
Sunil Wadhwani (1)(2)..............................    8,040,000       37.13%
Ramesh Thadani, as co-trustee of a Wadhwani family
trust (2)(3).......................................    1,333,696        6.16
Ashok Trivedi (2)(4)...............................    8,040,000       37.13
Arun Nayar, as co-trustee of certain Trivedi family
trusts (2)(5)......................................    2,243,696       10.36
Mohan Phanse, as co-trustee of certain Trivedi
family trusts (2)(5)...............................    1,333,696        6.16
Michele Berty......................................       --              --
J. Gordon Garrett..................................        1,000           *
Ed Yourdon.........................................       --              --
Steven Shangold (6)................................       54,600           *
Michael Zugay......................................       --              --
Sushma Rajagopalan.................................        1,000           *
All directors and executive officers as a
group (11 persons)............................        16,136,600       74.52

--------
 *Less than 1%

(1) Includes 2,243,696 shares held by three family trusts, for which Mr. Wadhwani is a co-trustee. Mr. Wadhwani exercises sole investment power and no voting power over such shares.

(2) The address of Messrs. Wadhwani, Trivedi, Thadani, Nayar and Phanse is c/o Mastech Corporation, 1004 McKee Road, Oakdale, Pennsylvania 15071.

(3) Mr. Thadani is a co-trustee of two of the Wadhwani family trusts referred to in note 1, above, with no investment power and sole voting power over such shares.

(4) Includes 2,243,696 shares held by three family trusts, for which Mr. Trivedi is a co-trustee. Mr. Trivedi exercises sole investment power and no voting power over such shares.

(5) Mr. Nayar is co-trustee of the three Trivedi family trusts and Mr. Phanse is co-trustee of two of the Trivedi family trusts, in each case, referred to in note 4, above, with no investment power and shared voting power over such shares.

(6) These shares are restricted shares which will vest on June 30, 1998. Prior to that date, Mr. Shangold has the right to vote and receive dividends on, but not the power to dispose of, the shares.

                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

  In addition to Messrs. Wadhwani and Trivedi, whose positions and background are discussed above, the following persons serve as executive officers of the
Company:

  Murali Balasubamanyam, age 41, has served as a Vice President--Human Resources of the Company since October 1995. From September 1994 to October 1995, he served as the Company's Director--Human Resources. Prior to joining the Company, he served as Deputy General Manager (Human Resources) with HCL Group of Companies from November 1992 to September 1994. From March 1990 to October 1992, he served as General Manager (Human Resources) for Fedders Lloyd Corp. He also served as Head of Personnel with PCL-Dell, from 1986 to 1989. He has a Bachelor's degree in Business Administration from Madurai University.

  Ajmal Noorani, age 35, has served as Vice President--International Operations of the Company since May 1996. From June 1994 to May 1996, he was employed by Mellon Bank as an Assistant Vice President--Corporate Finance. From 1990 to May 1994, Mr. Noorani held a number of positions with the Company, including Director--Government Division. Between 1988 and 1990 he was a Senior Management Consultant at Arthur Andersen & Co. Mr. Noorani has a Master's degree in Industrial Administration from Carnegie-Mellon University and a Bachelor's degree in Engineering from Maharaja Sayajrao University.

  Sushma Rajagopalan, age 33, has served as a Vice President--Resourcing of the Company since October 1995. From June 1993 to October 1995, she served as the Company's Director--Federal Division, and between November 1992 and June 1993, she held various managerial positions with the Company. From June 1988 to October 1991, Ms. Rajagopalan was an Assistant Vice President--Human Resources with Citibank in India. She has a Master's degree in Personnel Management from the Tata Institute of Social Sciences.

  Steven Shangold, age 36, has served as Vice President--U.S. Sales and Marketing of the Company since October 1995. From February 1992 through September 1995, he served as the Company's Sales Director--Commercial Division. From 1982 through January 1992, he was employed by Redshaw Corporation (a subsidiary of ITT/Hartford that markets integrated software packages to the insurance industry), most recently as Vice President--Sales and Marketing. Mr. Shangold holds a Bachelor's degree in Management from Syracuse University, and a Bachelor's degree in Advertising from the S.I. Newhouse School.

  Shekar Sivasubramanian, age 33, has served as Managing Director/Chief Executive Officer of Mascot Systems (a wholly-owned subsidiary of the Company) since April 15, 1997. From August 1996 through April 15, 1997 he served as Vice President--Applications Solutions. From July 1995 to August 1996, he served as the Company's Director of Projects. Between May 1991 and July 1995, he served as Program Manager in charge of the Company's largest contract with IBM. Prior to joining the Company, he held various management and technical positions with Tata Consultancy Services. He has an MBA in Finance from the University of Missouri and a Bachelor's degree in Mechanical Engineering from the Indian Institute of Technology.

  Michael Zugay, age 45, has served as Vice President--Finance of the Company since March 1995. From March 1994 to March 1995, he served as an independent consultant to the steel industry. From 1990 through February 1994, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. He was also Bliss-Salem's Vice President of Finance and Administration from 1986 to 1990. Prior to this, he served in various positions at Bekaert Steel Wire Corporation and KPMG Peat Marwick LLP. Mr. Zugay is a certified public accountant with over 23 years of financial and operational experience. Mr. Zugay has a Bachelor's degree in Business Management from Indiana University of Pennsylvania.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. There are no family relationships between any director or executive officer of the Company.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the two years ended December 31, 1996 (such executive officers are sometimes collectively referred to herein as the "Named Executive Officers"):

                                                                              LONG-TERM
                                       ANNUAL COMPENSATION               COMPENSATION AWARDS
                              --------------------------------------- --------------------------
                                                                                     SECURITIES
                                                         OTHER ANNUAL  RESTRICTED    UNDERLYING   ALL OTHER
       NAME AND                                          COMPENSATION STOCK AWARDS  OPTIONS/SARS COMPENSATION
  PRINCIPAL POSITION     YEAR SALARY ($)   BONUS ($) (1)    ($)(2)        ($)           (#)          ($)
  ------------------     ---- ----------   ------------- ------------ ------------  ------------ ------------
Sunil Wadhwani           1996  168,000(3)          --       21,050(4)        --            --           --
 Co-Chairman and Chief   1995  108,102(3)          --           --           --            --           --
 Executive Officer
Ashok Trivedi            1996  168,000(3)          --       20,963(4)        --            --           --
 Co-Chairman and         1995  108,102(3)          --           --           --            --           --
 President
Steven Shangold          1996  126,667         74,265           --      819,000(5)     25,000      819,000(5)
 Vice President U.S.
 Sales                   1995   68,333        170,003           --           --            --           --
 and Marketing
Michael Zugay            1996  120,000         19,000           --           --        56,000           --
 Vice President--Finance 1995   71,923          5,000           --           --            --           --
Sushma Rajagopalan       1996  100,000         17,000           --           --        65,000           --
 Vice President--        1995   78,333         26,000           --           --            --           --
 Resourcing

--------
(1) Bonuses were paid in 1995 and 1996 for performance in 1994 and 1995, respectively. The 1995 bonus amount shown for Mr. Shangold includes sales commissions of $24,944.

(2) In accordance with the rules of the Securities and Exchange Commission other compensation in the form of perquisites and other personal benefits has been omitted when such perquisites and other personal benefits constitute less than 10% of the total annual salary and bonus for the named executive officer for such year.

(3) In addition to these salary amounts and prior to the IPO, Messrs. Wadhwani and Trivedi received Subchapter S distributions as shareholders of the Company. Following the IPO this practice was terminated.

(4) During 1996, the Company leased automobiles for Messrs. Wadhwani and Trivedi. The taxable income for the automobiles leased was $21,050 for Mr. Wadhwani and $20,963 for Mr. Trivedi.

(5) As compensation for past services, the Company paid Mr. Shangold an amount equal to the value of 109,200 shares of Common Stock at the initial public offering price of $15 per share. One-half of this payment was made in cash, at Mr. Shangold's election. The remaining half of this obligation was satisfied through the issuance of 54,600 shares of restricted Common Stock. The aggregate value of such restricted stock, which vests on June 30, 1998, was $1,037,400 at December 31, 1996.

                           OPTION GRANTS DURING 1996

  The following table sets forth the number of shares of the Company's Common Stock underlying options granted, the exercise price per share and the expiration date of all options granted to each of the Named Executive Officers during 1996.

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                          NUMBER OF   PERCENT OF TOTAL
                          SECURITIES    OPTIONS/SARS   EXERCISE OR
                          UNDERLYING     GRANTED TO    BASE PRICE
                         OPTIONS/SARS   EMPLOYEES IN    PER SHARE  EXPIRATION  GRANT DATE
EXECUTIVE OFFICER         GRANTED(1)    FISCAL YEAR       $/SH        DATE    VALUE($) (2)
-----------------        ------------ ---------------- ----------- ---------- ------------
Sunil Wadhwani..........        --            --             --           --         --
Ashok Trivedi...........        --            --             --           --         --
Steven Shangold.........    25,000         3.12%          15.00     12/16/06    146,500
Michael Zugay...........    56,000         7.00%          15.00     12/16/06    328,160
Sushma Rajagopalan......    65,000         8.12%          15.00     12/16/06    380,900

--------
(1) The options granted during 1996 vest as follows: (i) 25,000 options awarded to Mr. Shangold which will vest in equal annual installments over three years commencing December 31, 1999, (ii) 6,000 options for Mr. Zugay and 15,000 options for Ms. Rajagopalan which will vest in equal installments on June 30, 1997 and December 31, 1997, and (iii) 50,000 options each for Mr. Zugay and Ms. Rajagopalan which will vest in equal annual installments over five years commencing December 31, 1997.

(2) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1996: (i) risk free interest rate of 6.2%; (ii) expected dividend yield of 0.0%; (iii) expected life of options of six (6) years; and (iv) an expected volatility rate of 24.5%.

            OPTION EXERCISES DURING 1996 AND YEAR END OPTION VALUES

  The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 1996, by each of the Named Executive Officers:

                                                        NUMBER OF SECURITIES      VALUE OF IN-THE-MONEY
                                                       UNDERLYING OPTIONS/SARS        OPTIONS/SARS
                                                       AT FISCAL YEAR END (#)   AT FISCAL YEAR END ($)(1)
                                                      ------------------------- -------------------------
                         SHARES ACQUIRED    VALUE
EXECUTIVE OFFICER        ON EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-----------------        --------------- ------------ ------------------------- -------------------------
Sunil Wadhwani..........        --            --              --/--                    --/--
Ashok Trivedi...........        --            --              --/--                    --/--
Steven Shangold.........        --            --              --/25,000                --/100,000
Michael Zugay...........        --            --              --/56,000                --/224,000
Sushma Rajagopalan......        --            --              --/65,000                --/260,000

--------
(1) The closing price for the Company's Common Stock as reported by THE NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET on December 31, 1996 (the last day of trading in 1996) was $19.00. Value is calculated on the basis of the difference between the option exercise price and $19.00, multiplied by the number of shares of Common Stock underlying the option.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Company did not have a Compensation Committee prior to the IPO on December 16, 1996. Accordingly, for 1996, Messrs. Wadhwani and Trivedi, the Company's Co-Chairman and Chief Executive Officer and the Company's Co-Chairman and President, respectively, had responsibility for all decisions with respect to executive officer compensation. For 1996, Messrs. Wadhwani and Trivedi determined the compensation of each executive officer based upon their evaluation of the Company's performance and each individual's contribution to that performance.

  Effective March 9, 1997, the Board established the current Compensation Committee, a majority of the members of which are independent directors. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans, administering the Company's incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee is expected to meet twice during fiscal 1997 to pursue the aforementioned duties.

                                              Sunil Wadhwani and Ashok Trivedi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the IPO, Messrs. Wadhwani and Trivedi, the Company's Co-Chairman and Chief Executive Officer and the Company's Co-Chairman and President, respectively, had responsibility for all decisions with respect to executive officer compensation for 1996. The current Compensation Committee includes Messrs. Garrett, Berty and Trivedi, of which, Mr. Trivedi serves as President of the Company.

EMPLOYMENT AGREEMENTS

  The Company has entered into substantially identical employment agreements with Messrs. Wadhwani and Trivedi, pursuant to which each of them will serve as an executive officer of the Company at an annual base salary of not less than $300,000, plus an annual bonus of up to $200,000 if performance goals to be established by the Compensation Committee of the Board of Directors are met. The agreements have a term of 24 months and automatically extend for one month at the end of each month unless either party gives notice of their intention to terminate the agreement at the end of the term. The agreements provide that upon termination of employment by the Company other than for cause (as defined in the agreements) or death, disability or retirement, the Company shall pay the officer a lump sum amount equal to the amount the executive would have been paid, based upon his base salary at the time of termination, if such executive had remained an employee for the full term of his contract, plus shares of Common Stock having a value equal to the value of the executive's vested stock options and stock appreciation rights. In such event, the Company will also provide health insurance for the executive for the remainder of his life at the level in effect for other executives prior to his termination. In the event the executive is terminated due to a disability, the Company will continue to pay for three years the executive's salary and an amount equal to his bonus in the year prior to his termination, reduced by any amounts paid to the executive under the Company's disability plan. Under the agreements, the Company agrees to indemnify the executive to the full extent not prohibited by law for liabilities he incurs in his capacity as a director, officer or controlling person of the Company. Under the agreements, the executives agree to a noncompetition covenant during the term of the agreement and for one year after the termination of their employment for cause and to nonsolicitation and nondisclosure covenants during the term of the agreement and for one year after the termination of their employment for any reason.

  The other Named Executive Officers are parties to employment agreements which outline their responsibilities and provide generally for base salary plus annual incentive bonuses. These executives are "at will" employees of the Company and can be terminated by the Company with or without cause or they may resign. Under the agreements, the executives are entitled to three months' salary continuation if they are terminated by the Company without cause generally, and to six months' salary continuation if they are terminated by the Company without cause during the 90 days following the sale of the Company to a third party. The employment agreements also contain confidentiality provisions and noncompetition and nonsolicitation covenants.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  The Initial Statements of Beneficial Ownership on Form 3 for Messrs. Garrett, Berty and Yourdon were inadvertently not filed at the time they became directors immediately after the IPO. The necessary forms have since been filed.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative short-term shareholder return on the Company's Common Stock during the fifteen day period ended December 31, 1996 with the cumulative short-term return during the same period of (i) the Standard and Poor's 500 Composite Index ("S&P 500") and (ii) a peer group index* selected by the Company's management which includes seven public companies within the Company's industry. The comparison assumes $100 was invested on December 16, 1996 in the Company's stock and in each of the foregoing indices and assumes reinvestment of dividends.

                              [GRAPH APPEARS HERE]


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG MASTECH, S&P 500 INDEX AND PEER GROUP INDEX

Measurement period
(Fiscal year Covered)        MASTECH             S&P 500             PEER GROUP
---------------------        --------            -------             ----------
Measurement PT -
12/16/96                     $100                $100                $100
FYE  12/31/96                $126.67             $100                $107.71


  The Common Stock is currently traded on the NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET under the SYMBOL "MAST".
--------
* The peer group index reflects the stock performance of the following information technology companies: Cambridge Technology Partners, Inc., CIBER, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Keane, Inc., Technology Solutions Company and Whittman-Hart, Inc.

                      CERTAIN RELATED PARTY TRANSACTIONS

  Effective December 16, 1996, SWAT Systems Corporation, a Pennsylvania corporation, was merged into the Company resulting in its wholly-owned subsidiary, Scott Systems Pvt., Ltd. ("Scott"), an India-based corporation, becoming a wholly-owned subsidiary of Mastech. Scott provides IT professional recruiting and training services to the Company. Messrs. Wadhwani and Trivedi, Mastech's controlling shareholders, received nominal consideration in this transaction. The Company also purchased the minority shares of Scott Systems, some of which were held by relatives of the controlling shareholders, for $26,000. During 1996, the Company paid Scott approximately $502,000 for its services.

  Scott Systems leases, for its training facilities, approximately 2,100 square feet of office space on one floor of an office building located in Bombay, India. The leased space is divided into five separately owned suites owned individually by the controlling shareholders. The leases have a one-year term expiring in April 1997, and the aggregate rent is $20,000 per year. Scott Systems also leases additional office space of approximately 900 square feet on another floor in the same office building which is owned by the controlling shareholders. The lease has a one-year term expiring in October 1997, and the rent is approximately $6,000 per year.

  Mascot Systems is an India-based corporation which prior to becoming a subsidiary of the Company, was controlled by Mastech's controlling shareholders. The Company has in the past engaged Mascot Systems as a subcontractor to perform offshore software development projects. During 1996, prior to the IPO, the Company paid Mascot Systems approximately $1,160,000 for its services. On December 16, 1996, the Company purchased the shares of Mascot Systems held by the controlling shareholders for $170,000. This price was based upon an independent valuation of that interest. The Company also purchased the minority shares of Mascot Systems, which were held by relatives of the controlling shareholders, for $20,000, based upon an independent valuation.

  Mascot Systems leases and intends to lease from the controlling shareholders the office space for the Company's offshore software development facilities in Bangalore, Pune and Madras, India. The offshore software development facilities located in Pune and Madras, India are presently under construction with occupancy expected in 1997. Mascot Systems expects to enter into two additional leases with the controlling shareholders for these facilities. The facility in Pune, India is a 35,000-square-foot office building, and the facility in Madras, India is a 65,000-square-foot office building. The acquisition of the real estate and the construction of these office buildings (but not the buildout of the office space) was financed entirely by the controlling shareholders out of personal funds. Specifically, Mascot Systems leases approximately 4,200 square feet of office space on one floor of an office building located in Bangalore, India, which floor is owned by the controlling shareholders. The lease has a one-year term expiring in March 1997, and the rent is approximately $7,000 per year. Mascot Systems also leases a 30,000-square-foot office building located in Bangalore, India from the controlling shareholders. This lease has a five-year term expiring in October 2001, and the annual rent is approximately $110,000 per year.

  The controlling shareholders leased residential properties to the Company under lease agreements which were terminated during 1996. Payments in accordance with these arrangements were approximately $36,000 and $9,000 for the years ended December 31, 1995 and 1996, respectively.

  The Company believes that the terms of the leases described above are or will, when executed, be no less favorable to the Company than could be obtained from unrelated third parties.

  The Company has loans outstanding from the Company's controlling shareholders of $16,000 as of December 31, 1995 and 1996. Additionally, as an S corporation, the net income of the Company was attributed, for federal (and some state) income tax purposes, directly to the Company's shareholders rather than to the Company. During 1995 and 1996, the Company had from time to time paid the corresponding income taxes due on these amounts on behalf of the controlling shareholders in the form of interest-free advances which were later repaid. The highest aggregate amounts of advances outstanding to one of the controlling shareholders and his Qualified Subchapter S Trust during 1995 and 1996 were approximately $117,000 and $1,682,000, respectively. The highest aggregate amounts of advances outstanding to the other controlling shareholder during 1995 and 1996 were approximately $117,000 and $1,682,000, respectively. This practice will be discontinued in mid 1997.

  As of December 31, 1996, Mascot Systems had borrowings outstanding under revolving credit agreements with ICICI Banking Corporation Limited and IndusInd Bank Limited, both of India. Borrowings under these facilities are secured by deposits of the controlling shareholders of the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

  A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1996 IS BEING FURNISHED WITH THIS PROXY STATEMENT. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF MICHAEL ZUGAY, VICE PRESIDENT-FINANCE, 1004 MCKEE ROAD, OAKDALE, PENNSYLVANIA 15071. EXHIBITS WILL BE PROVIDED UPON REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

               DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its principal office in Oakdale, Pennsylvania not later than January 1, 1998 for inclusion in the Proxy Statement for that meeting.

May 1, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. WE APPRECIATE YOUR COOPERATION.

--------------------------------------------------------------------------------
                                    Form of

                                     PROXY

                              Mastech Corporation

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

  Sunil Wadhwani and Ashok Trivedi, with full power of substitution in each, are hereby authorized to represent the undersigned at the 1997 Annual Meeting of Shareholders of Mastech Corporation to be held at the Company's Corporate Offices at 1004 McKee Road, Oakdale, Pennsylvania on Monday,
  June 9, 1997 at 11:00 a.m., and at any adjournment thereof, and thereat to vote the same number of shares as the undersigned would be entitled to vote if then personally present.

             (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

  ELECTION OF TWO (2) DIRECTORS

     NOMINEES: For the Class A Directors Whose Terms Expire in 2000:
     Michel Berty and J. Gordon Garrett

     [_] FOR all nominees listed (except as marked to the contrary below)

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below.)


     ---------------------------------------------------------------------

--------------------------------------------------------------------------------

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   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
   HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL HAVE NO EFFECT ON THE VOTE ON ANY MATTER TO COME BEFORE THE SHAREHOLDERS AT THE ANNUAL MEETING.

   DATE:                            , 1997
        ----------------------------      -----------------------------------


                                          -----------------------------------
                                          Shareholder(s) sign above exactly
                                          as name is printed on label. If
                                          signing as representative, so
                                          indicate. For joint accounts, all
                                          owners should sign.


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